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                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934


Filed by the Registrant  [x]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ]      Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2)

[ ]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[X]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12


                          RJR Nabisco Holdings Corp.

               (Name of Registrant as Specified In Its Charter)

                          RJR Nabisco Holdings Corp.

                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         (1)   Title of each class of securities to which transaction applies:

         (2)   Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         (4)   Proposed maximum aggregate value of transaction:

         (5)   Total fee paid:

[x]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)   Amount Previously Paid:

         (2)   Form, Schedule or Registration Statement No.:

         (3)   Filing Party:

         (4)   Date Filed:

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RJR Nabisco logo                                           News Release
______________________________________________________________
CONTACT:  Carl Makovich
           (212) 258-5785




              RJR NABISCO RELEASES INSPECTORS PRELIMINARY REPORT
                        ON CONSENT SOLICITATION RESULTS



NEW YORK, NEW YORK--March 13, 1996--RJR Nabisco Holdings Corp. (NYSE:RN) today announced that, pursuant to the procedures set forth in its by-laws, an independent inspector of elections has reviewed the shareholder consents submitted in the recent consent solicitation initiated by Brooke Group, and prepared a preliminary report of the results.
         The Company said that consents representing 142,237,880 votes (50.58%) were delivered in favor of a non-binding proposal to immediately spin-off Nabisco. Brooke Group's total vote included 3.6 million votes obtained after the midnight, February 15, 1996 consent solicitation deadline set by Brooke Group, based on copies of the Brooke consents delivered to RJR Nabisco. RJR Nabisco noted that, without the consents obtained after the deadline, Brooke Group's total vote would have fallen short of a majority of the 281,237,617 total eligible votes.
         The company said that, while it would review the consents counted by the inspectors to verify the results, it currently had no plans to contest the outcome of the vote.

         Regarding the binding proposal to change the company's by-law on calling special meetings of shareholders, consents representing 150,926,535 votes, or 53.67 percent, were delivered.
         RJR Nabisco also issued the following statement:
         "Regardless of the precise totals, it is clear that a large number of our shareholders expressed support for goals to which the company and its board are already committed: a spin-off of Nabisco and whatever other responsible steps are possible to improve the performance of RJR Nabisco's stock.

         "The actions the board approved on March 5, 1996, including a 23 percent increase in the company's annual common dividend rate to $1.85 per common share, and the adoption of a 10-million share repurchase objective and $100-million repurchase authorization in 1996, are important steps to add tangible value to our shareholders' investment immediately. These are not the last steps, however.

         "We want shareholders to know that implementing a spin-off of Nabisco will remain a 'front-burner' issue for the company and we will continue to find ways to put the company's cash flows to work for shareholders as we realize our operating plans."








                                                   March 14, 1996



VIA EDGAR TRANSMISSION

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

            Re:   RJR Nabisco Holdings Corp. (File No. 1-10215)

Ladies and Gentlemen:

            On behalf of RJR Nabisco Holdings Corp. ("RJR Nabisco"), the filing of this news release by RJR Nabisco is being made in accordance with Rule 14a-6 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), using the EDGAR system.

            In accordance with Rule 14a-6 of the Exchange Act, there is no filing fee required for materials filed under Rule 14a-11 of the Exchange Act.

            If you have any questions or comments about the foregoing, please call the undersigned at (212) 450-4837 or David W. Ferguson at (212) 450-4370.

                                    Very truly yours,

                                    /s/ William B. Kuesel

                                    William B. Kuesel


cc:         New York Stock Exchange


R.J. Reynolds Tobacco Company Logo
                                                             Reynolds Building
                                                             4th & Main Street
                                                       Winston-Salem, NC 37102


         Contact:    Maura Ellis       or Peggy Carter   RJRT 96-04
                     910-741-6996      910-741-7674      March 13, 1996



             R.J. REYNOLDS TOBACCO CO. RESPONDS TO NEWS COVERAGE
                               OF MARCH 13, 1996



         WINSTON-SALEM, N.C. -- We remain confident we will prevail in all pending tobacco litigation. We remain equally confident that the Food and Drug Administration does not have jurisdiction over tobacco. We have no intention of settling any of these claims. Although we do not have all the facts yet and have not reviewed LeBow's proposed settlement with plaintiffs' attorneys, we suspect it's an irresponsible and reckless ploy to influence RJR Nabisco shareholders in the proxy contest.

                                      ###